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                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY



                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT is made this 25th day of June, 1999 by and among Green Bay Converting, Inc., a Wisconsin corporation (the "Buyer"); Tufco, LP, a Delaware limited partnership (the "Seller"); and the Tufco Technologies, Inc., a Delaware corporation ("Tufco") .

                                 R E C I T A L S

         WHEREAS, Seller is engaged in the business of manufacturing and distributing a line of tissues, towels, and wipes (the "AFH Business");

         WHEREAS, Tufco is the ultimate parent organization of Seller;

         WHEREAS, Seller desires to sell and assign to Buyer and Buyer desires to purchase from Seller certain of the assets of Seller used in and related to the operation of the AFH Business upon the terms and conditions set forth herein; and

         WHEREAS, Tufco and the partners of Seller consent to such sale of assets to Buyer.

         NOW, THEREFORE, in consideration of the Recitals and the mutual covenants and agreements contained herein, the parties agree as follows:

1. Purchase of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell and deliver to Buyer and Buyer agrees to purchase and accept from Seller as of the Closing Date (as defined herein) all of the right, title and interest of the AFH Business in and to only the assets set forth in this Section 1 (sometimes collectively referred to as the "Purchased Assets"). The assets of Seller described in Section 2 of this Agreement and all other assets of Seller not listed in Section 1 or the schedules to Section 1 are specifically excluded from the purchase and sale contemplated hereunder. The Purchased Assets are as follows:

         A. Machinery and Equipment. The Seller's machinery, equipment, spare parts, tools, and other personal property, including, but not limited to, case packers, conveyors, and other downstream equipment used solely in the AFH Business, as listed on the schedule to this Section (the "Equipment").

         B. Inventory. The Seller's inventories, including raw materials, work in process and finished goods, as well as supplies, spare parts, product samples, shipping contracts, and shipping containers used solely in the AFH Business which are listed on the schedule to this Section (the "Inventory").


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         C. Records and Documents. The following records and documents of Seller related solely to the AFH Business wherever located, including, without limitation, engineering drawings and specifications, and supplier and customer lists (the "Documents"); provided Seller may maintain a record and copy of all Documents.

         D. Intangible Assets. The limited exclusive license to use rights to the name "Execuline" for a 25 year period solely in connection with the AFH Business, subject to the license agreement between Buyer and Seller dated evendate herewith, and any technical information, programming, embossing and patterns used solely in connection with the Equipment to the extent assignable without consent (the "Intangible Assets").

2. Assets Excluded from Sale. All of the Seller's assets (the "Excluded Assets") other than those specifically included in the Purchased Assets shall be retained by Seller including, without limitation, the following assets:

         A. All accounts receivable, arising in the AFH Business;

         B. Cash, cash equivalents, certificates of deposit, money market instruments, commercial paper and marketable securities of the AFH Business;

         C. Seller's rights under any policies of insurance, or any benefits, proceeds or premium refunds payable or paid thereunder or with respect thereto, relating to the AFH Business;

         D. All rights to any income tax refunds, credit or claims, whether or not relating to the AFH Business;

         E. Arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, tax returns and other tax records, federal and other records, seals, minute books, stock transfer books, and similar documents of Seller, relating to the AFH Business.

3. Exclusion of Liabilities and Obligations.

         A. Post-Closing Liabilities. Buyer shall be liable for and agrees to pay, perform and discharge all liabilities, obligations and commitments of any kind, character or description, whether absolute, contingent, threatened or otherwise, and whether or not reflected on Buyer's financial statements, books or records, arising from, or incurred in connection with acts or omissions of Buyer, occurring after the Closing Date respecting the Purchased Assets or the AFH Business (the "Post- Closing Liabilities").



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         B. Exclusion. Buyer does not assume, and shall not be obligated to pay, perform, or discharge any debts, liabilities, or obligations of Seller or Tufco of any kind or nature, whether actual, contingent, or accrued, known or unknown (collectively, the "Excluded Liabilities"), including, without limitation, any violation of the Environmental Laws (as defined herein) or the presence of any Hazardous Substances (as defined herein).

         C. Definitions

                  (i) "Environmental Laws" mean any current federal, state, and/or local laws, statutes, regulations, rules, ordinances, codes, or other governmental restrictions or requirements pertaining to (a) the pollution or protection of human health or the environment, including ambient air, surface water, ground water, soils, land surface or subsurface strata and waters of the United States, or (b) the use, generation, transportation, storage, treatment, proceeding, disposal, or release of solid waste or Hazardous Substances.

                  (ii) "Hazardous Substances" mean, without limitation, any flammables, explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials as currently defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), The Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.), The Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.), or any other currently applicable Environmental Law and regulations promulgated thereunder which provide a definition of hazardous substance or hazardous waste.

4. Purchase Price.

         A. Amount. In consideration of Seller's sale, assignment, and transfer of the Purchased Assets and the performance by it of all the terms, covenants, and provisions of this Agreement on its part to be kept and performed, Buyer shall pay to Seller on the Closing Date by wire transfer in immediately available funds, an amount equal to $3,860,371.90, which amount represents (x) Two Million Three Hundred Thousand Dollars ($2,300,000.00) (the "Base Purchase Price") plus (y), $1,560,371.90 which represents the Inventory Value of Seller (as hereinafter defined in Section 4.B., below) as of the Closing Date (the "Inventory Purchase Price," and together with the Base Purchase Price, the "Purchase Price").

         B. Inventory. Seller and Buyer hereby agree prior to the Closing Date they will jointly conduct a physical inventory of the Inventory, pursuant to which a duly authorized representative of each of Seller and Buyer shall be present. Immediately following such



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         physical inventory, Seller and Buyer shall mutually agree upon the inventory value (" Inventory Value").

         C. Allocation of Purchase Price. The Purchase Price shall be assigned and allocated to the Purchased Assets as set forth on the schedule to this Section. The parties acknowledge that the allocations set forth in this Section reflect the fair market values of the Purchased Assets and agree that they will file any reports (including, without limitation, I.R.S. Form 8594) under Section 1060 of the Internal Revenue Code of 1986, as amended, consistent with the provisions of this Section and that they will not for income tax purposes take a position inconsistent with this Agreement unless so imposed by the Internal Revenue Service, or Buyer or Seller, as the case may be, receives a written legal opinion (and a copy is provided to the other party), that an allocation inconsistent with the provisions of this Agreement is more likely than not to be imposed by the Internal Revenue Service.

5. Closing. Subject to the conditions precedent set forth herein, the closing (the "Closing") of the transactions pursuant to this Agreement shall take place at 9:00 a.m. on or before June 25, 1999 ("Closing Date") at the offices of Seller or such other time and place as Seller and Buyer may agree.

6. Seller's and Tufco's Obligations Prior to or at Closing. Seller and Tufco hereby agree that they shall, prior to or at Closing, deliver or convey to
Buyer:

         A. Bill of Sale. The Bill of Sale, in the form attached as Exhibit A, duly executed by Seller.

         B. Consents. Copies of executed consents, waivers, authorizations, and approvals required in connection with the execution, delivery, and performance of this Agreement and the transfer of the Purchased Assets.

         C. Certified Copies of Resolutions. Copies of resolutions certified by the General Partner of Seller duly and adopted by the General Partner (and, if necessary, Seller's limited partners) authorizing the sale of the Purchased Assets to Buyer in accordance with the terms hereof.

         D. Legal Opinion. The written legal opinion dated as of the Closing Date of Battle Fowler, LLP, counsel for Seller and Tufco, addressed to Buyer in the form of Exhibit B.

         E. Miscellaneous. Assignments, estoppel certificates, consents, and such other documentation and instruments as Buyer shall reasonably request.


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7. Buyer's Obligations Prior to or at Closing. Buyer hereby agrees that it shall, prior to or at Closing, deliver or cause to be delivered to Seller:

         A. Purchase Price. The Purchase Price to be paid at Closing in the form described in Section 4.A., above.

         B. Certified Copy of Resolutions. Copies of the resolutions duly adopted by Buyer's Board of Directors and certified by Buyer's Secretary authorizing the purchase of the Purchased Assets from Seller in accordance with this Agreement.

         C. Legal Opinion. The written legal opinion dated as of the Closing Date of Blumenfeld, Rose & deJong, S.C., counsel for Buyer, addressed to Seller in the form of Exhibit C.

8. Warranties and Representations of Seller and Tufco. The Seller and Tufco, jointly and severally, warrant and represent to Buyer, as follows:

         A. Authority; Binding Effect. Seller has the partnership power and authority to execute and deliver this Agreement, and the Bill of Sale to be executed and delivered by it in connection with this Agreement (the "Ancillary Documents") and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Ancillary Documents by Seller has been duly authorized by all necessary partnership action of Seller, including the consent of all of Limited Partners, if required. Tufco has the full corporate power and authority to enter into and perform this Agreement in accordance with its terms. This Agreement has been duly executed and delivered by Seller and Tufco and constitutes, and the Ancillary Documents when duly executed and delivered shall each constitute, the valid, legal, and binding obligations of the Seller and Tufco enforceable against the Seller and Tufco in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting the rights of creditors generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         B. Organization; Standing. Seller is a limited liability partnership, duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified as a foreign limited partnership authorized to transact business in the State of Wisconsin.


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         C. No Conflicts. Except as otherwise set forth on the schedule to this
         Section, the execution, delivery and performance of this Agreement and the Ancillary Documents by the Seller and Tufco will not result in:

                  (i) any breach or violation of or default under Seller's limited partnership agreement or other organizational documents, or any statute, law, rule, regulation, judgment, decree, or order to which Seller or Tufco is subject, or any mortgage, deed of trust, indenture, or agreement to which it is a party or by which Purchased Assets are bound, the result of which would have a material adverse effect upon the Purchased Assets; or

                  (ii) the creation or imposition by Seller of any lien, charge, pledge, or encumbrance on the Purchased Assets, the result of which would have a material adverse effect upon the Purchased Assets.

         D. Intellectual Property. To the knowledge of Seller and Tufco:

                  (i) except as set forth on the schedule to this Section, the AFH Business has the exclusive right to use the Intangible Assets as being owned by it; and

                  (ii) the Seller has not received any written notice which has asserted a claim against Seller alleging that Seller does not have the right to use any of the Intangible Assets.

         E. Litigation. Except as set forth on the schedule to this Section, there is not any litigation, proceeding, investigation, or other legal or administrative proceeding (governmental or otherwise) pending or, to Seller's and Tufco's knowledge, threatened against or relating to the Seller, with respect to the AFH Business or the Purchased Assets.

         F. Consents. Except as set forth on the schedule to this Section, there are no material consents of third parties required by Seller for Seller to consummate the transactions contemplated by this Agreement.

         G. Tax Matters. There are no tax liens on any of the Purchased Assets and to the best of Seller's or Tufco's knowledge, pending or threatened examinations or tax claims asserted therefor.

         H. Title to Purchased Assets. Except as set forth on the schedule to this Section, as of the date hereof, Seller has good and marketable title to all of the Purchased Assets, free and clear of all security interests, liens, encumbrances, and restrictions; except those that do not have a material adverse effect on the Purchased Assets.

         I. Condition of Purchased Assets, Compliance with Laws. Buyer agrees that the Purchased Assets shall be sold by Seller "as is." Seller represents that all of Seller's


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         currently scheduled maintenance or upgrades to the Equipment have been completed, in all material respects, prior to Closing. To the best of Seller's and Tufco's knowledge, neither the AFH Business nor any of the Purchased Assets or the ownership, or operation thereof, are in material violation of any law or any zoning, environmental, or other ordinance, code, rule, or regulation, including, without limitation, the Occupational Safety and Health Administration Act and the regulations promulgated thereunder.

         J. Material Contracts. [Intentionally deleted]

         K. Licenses and Permits. To the best of Seller's knowledge, all material licenses, permits, and governmental authorities that regulate the AFH Business are listed on the schedule to this Section. To the best of Sellers and Tufco's knowledge, each of such licenses and permits is valid and in full force and effect, and is not subject to any pending administrative or judicial proceeding to revoke, cancel, or declare such license invalid in any material respect.

         L. No Brokers. The Seller has not retained, employed or used any broker or finder in connection with the purchase of the Purchased Assets pursuant to this Agreement.

9. Warranties and Representations of Buyer. Buyer warrants and represents to the Seller, as follows:

         A. Organization. Buyer is a corporation, duly organized and validly existing under the laws of the State of Wisconsin. The execution, delivery, and performance of this Agreement has been duly authorized by the Board of Directors of Buyer and the execution of this Agreement, and the consummation of the transactions contemplated thereby are valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms. No other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

         B. No Broker. Buyer has not retained, employed, or used any broker or finder in connection with the acquisition of the Purchased Assets or the AFH Business.

         C. Insurance and Licenses. Buyer has obtained all permits and licenses necessary to commence operations of the AFH Business after the Closing Date, and has obtained worker's compensation insurance for all of its employees and has obtained general public liability insurance in amounts which are commensurate to its business operations.



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10. Conduct After Closing.

         A. Further Assurances. The Seller and Tufco shall, at any time and from time to time after the Closing upon the request of Buyer and its successors or assigns, at Buyer's reasonable out of pocket expense, use its reasonable efforts to deliver to Buyer such further instruments of conveyance, assignment, transfer, powers of attorney, and consents, and shall take such other action as Buyer may reasonably request to convey, assign, transfer, and deliver the Purchased Assets.

         B. Confidentiality of Buyer. Buyer acknowledges and agrees that all (i) information and strategic plans discussed at any Seller leadership team meetings attended by Buyer, including, without limitation, any information of Seller relating to printing, laminating and special packaging of Seller or any of its affiliates, and (ii) information disclosed to Buyer and its affiliates, representatives and agents concerning or relating to each of Seller, its partners and Tufco Technologies, Inc. (except with respect to the AFH Business and unless it its in the public domain), is proprietary and confidential (the information in (i) and (ii) hereinafter collectively referred to as "Confidential Information"). On and after the Closing Date, Buyer agrees to, and shall cause its directors, officers, stockholders, representatives, and agents to keep confidential all of the Confidential Information, unless required to be disclosed by law.

         C. Confidentiality of Seller. Seller acknowledges and agrees that all information primarily related to the AFH Business is proprietary and confidential unless in the public domain, and that on and after the Closing Date, Seller agrees to, and shall direct its directors, officers, partners, stockholders, representatives, and agents to keep confidential all of the Confidential Information, unless required to be disclosed by law.

         D. Non-Solicitation. On or about the Closing Date, Buyer and Seller will make an announcement of the transaction contemplated herein to the employees of the AFH Business, and Buyer will offer employment to such employees. To the extent that such employees accept such employment within three (3) days after the announcement, Seller agrees to pay any vacation pay due, if any, to such employees. If any employees who have failed to accept such employment with Buyer during such three (3) day period, become employed with Buyer within six (6) months following the Closing Date, Buyer agrees to pay (or reimburse Seller upon demand for) any vacation pay owed to and claimed by such employee.

         E. Repair of Equipment. Multi-folder No. 2, one of the Purchased Assets, is in the process of being repaired. Seller agrees that it will pay up to $100,000 for the repairs for such equipment at its own cost and expense. Seller makes no representation or warranty as to the condition or quality of such repairs, but Seller will assign any warranty relating to such repairs. If the cost of the repairs is less than $100,000, Seller agrees to reimburse Buyer one-half of such lower amount.


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11. Buyer's and Seller's Mutual Agreement Not to Compete.

         A. Non-Competition Agreement.

                  (i) Seller and Tufco, jointly and severally, agree that for a period of two (2) years, they will not, directly or indirectly, without the prior written consent of the Buyer:

                           (a) As an agent, partner, shareholder, consultant or in any other capacity sell or convert the following products for sale in the Away From Home industrial marketplace: (i) multi-fold and single fold towels;
                           (ii) C-fold towels; (iii) center-pull towels; (iv) hard roll and kitchen towels; (v) jumbo roll tissue;
                           (vi) single roll tissue (one- and two-ply) and (vii) untreated facial tissue (collectively, "AFH Marketplace Products");

                           (b) As an agent, partner, shareholder, consultant, or in any other capacity canvas, contact, solicit, or accept any of the Buyer's (including the customers described in this Agreement) AFH Marketplace Products customers for the purpose of providing AFH Business services or selling AFH Business goods (for purposes of this Agreement, "customers" shall include, on any given date, any customer who has been invoiced by or done business with the Buyer for products or services rendered to or by the Buyer or who has transacted any business with the Buyer with respect to products or services provided at that time by the Buyer including, but not limited to, contractual agreements during the twelve (12) months immediately preceding such date, or any potential customer who, as of such date, is being actively solicited by the Buyer); or

                  (ii) Buyer agrees it will not, and agrees to cause its stockholders, directors, officers, employees, representatives, and agents not to, directly or indirectly, for a period of two
                  (2) years, without the prior written consent of the Seller:

                           (a) Except solely for the sale and conversion of AFH Marketplace Products, and other products sold or services provided exclusively for the AFH marketplace or customers (ie. products and services used in connection with washrooms, restrooms and work stations outside of the home) as an agent, partner, shareholder, consultant or in any other capacity own, manage, operate, join, control, or participate in the ownership management, operation, or control of, or be connected as a director, officer, or employee with, any business or organization that competes with manufactures, markets, distributes any existing products and/or services of Seller and its affiliates, including, without limitation, Tufco Technologies, Inc.;



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                           (b) Except solely for the sale and conversion of AFH
                           Marketplace Products or for products or services provided exclusively for the Away From Home marketplace or customers (ie. products and services used in connection with washrooms, restrooms and work stations outside the home), as an employee, agent, partner, shareholder, consultant, or in any other capacity canvas, contact, solicit, or accept any of the Seller's (including the customers described in this Agreement) customers for the purpose of providing services or selling goods (for purposes of this Agreement, "customers" shall include, on any given date, any customer who has been invoiced by or done business with the Seller for products or services rendered to or by the Seller or who has transacted any business with the Seller with respect to products or services provided at that time by the Seller including, but not limited to, contractual agreements during the twelve (12) months immediately preceding such date, or any potential customer who, as of such date, is being actively solicited by the Seller); or

         B. Severability of Agreement. Each of Buyer and Seller acknowledges and agrees that the Non-Competition Agreement is reasonable and valid in geographic and temporal scope and in all other respects. If any court determines the Non-Competition Agreement, or any part thereof, is invalid or unenforceable, the remainder of the Non-Competition Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         C. Blue-Penciling. If any court determines that the Non-Competition Agreement, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

         D. Enforceability. If the courts of any one or more jurisdictions hold the Non- Competition Agreement unenforceable by reason of the breadth of its scope, it is the Buyer's and Seller's intention that such determination not bar or in any way affect the rights of any party hereto to relief in the courts of any other jurisdiction with respect to the geographical scope of such agreement, as to breaches of such agreement in such other respective jurisdictions. Such agreement as it relates to each jurisdiction shall, for this purpose, be severable into diverse and independent agreements.

         E. Relief for Violation. Each of Buyer and Seller covenants and agrees that if either violates the Non-Competition Agreement, the other party shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or benefits which the party directly or indirectly has realized and may realize as the result of arising out of or in connection with any such violation. Each of Buyer and Seller acknowledges that an irreparable injury may result to the other party and its business in the event of his breach of the Non-Competition Agreement. Each of Buyer and Seller also acknowledges and agrees



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         that the damages or injuries which the other party may sustain as a result of any breach of this Section of this Agreement are difficult to ascertain and money damages alone may not be an adequate remedy to the other party. Each of Buyer and Seller therefore agrees that if a controversy arises concerning the rights or obligations of a party under this Section, such rights or obligations shall be enforceable in a court of equity by decree of specific performance and the other party shall also be entitled to any injunctive relief necessary to prevent or restrain any violation of the provisions of this Section of this Agreement. Such relief, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the parties may be entitled. In addition, the other party shall also be entitled to its actual attorneys' fees and costs incurred in any action in which it is successful in establishing a violation of this Section.

12. Severance Agreement. To induce the Buyer to enter into this Agreement and to provide transitional market direction in both the Tufco Away From Home and Business Imaging (Hamco) market sectors, the Seller shall continue to pay Gregory P. Santaga, an executive employee of Seller ("Santaga"), the salary, benefits, and bonus as set forth on his current employment contract, as listed on the schedule to this Section (the "Severance") for a period of three (3) months after the Closing Date. Effective on the Closing Date, Santaga shall tender his resignation to the Seller and a termination of said employment agreement (subject to this Agreement) without any obligation, monetary or otherwise on the part of Seller except as set forth herein.

13. Agreement to Provide Services. Commencing with the Closing Date and to continue until such time that the Purchased Assets are removed from the property of Seller, but not to exceed a period of One Hundred Twenty (120) days following the Closing Date, Seller shall grant Buyer the option to license certain of Seller's assets and obtain the services of certain of Seller generally on the terms and conditions below:

         A. Services. Seller agrees to provide Buyer with labor to operate machinery sufficient to continue normal operation of the AFH Business consistent with past practice following the Closing for a period of up to 120 days. Buyer may terminate such services at any time upon notice to Seller prior to the termination of the 120 day period. Buyer agrees to pay Seller, an amount equal to the amounts set forth on the schedule to this Section for such services. On the first day of each month during the term of this Agreement, Seller shall invoice Buyer for the costs and expenses directly associated with the services provided by Seller in connection with this provision. Payment is due within fifteen
         (15) days upon receipt of invoice and Seller may terminate its services if payment is not timely made. Such services shall include the use of the business premises currently used in connection with the AFH Business as of the Closing Date, with the intent that Seller will provide such services which will allow for the continued operation of the AFH Business consistent with past practice without interruption.

         B. Material Handling. Seller shall assess handling and storage changes to Buyer pursuant to the terms outlined in the schedule to this Section. Handling and storage services



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         may continue for up to One Hundred Twenty (120) days, after which
         Seller will have no further obligation to provide these services. The Seller shall also provide continued material handling and storage and transfer of inventory as currently provided in connection with the AFH Business and Seller shall invoice Buyer for such handling and storage charges at a cost set forth on the schedule to this Section. Such handling and storage services shall be provided at locations currently used in connection with the AFH Business. The Buyer shall have the right to terminate such services at any time prior to the end of the 120 day term upon notice to Seller.

14. Indemnification.

         A. Survival. All of the representations and warranties made by or on behalf of Seller, Tufco and Buyer in this Agreement shall survive the Closing Date for a period of twelve (12) months. Except as provided above, twelve (12) months after the Closing Date, representations and warranties made by or on behalf of Seller, Tufco and Buyer in this Agreement shall terminate and expire, and shall cease to be of any force and effect, and all liability of Seller and Buyer under this Agreement with respect to such representations and warranties shall thereupon be extinguished (except for any claims made by Buyer in writing prior to such termination date). Buyer, shall not have any claim under Section 14.B(i), below for breach or inaccurate representation if Buyer had actual knowledge of the breach or inaccuracy as of the Closing Date.

         B. Seller's Indemnification. Seller and Tufco, jointly and severally, shall indemnify and hold harmless Buyer, and its officers, affiliates, directors, shareholders, agents, successors and assigns (the "Buyer Group"), from and against and in respect of any and all demands, claims, losses, costs, fines, liabilities, damages (direct or indirect) (including, without limitation, any damages or injury to persons, property or the environment) and expenses (including, without limitation, reasonable legal and accounting fees and other expenses incurred in the investigation and defense of claims and actions) (collectively, "Damages") resulting from, in connection with or arising out of:

                  (i) any incorrect representation or warranty made by the Seller or Tufco herein in any closing document delivered by Seller or Tufco in connection herewith or therewith;

                  (ii) the failure of Seller or Tufco to comply with, or the breach by Seller or Tufco of, any of the covenants of this Agreement (including, without limitation, this Section), or any of the additional agreements or documents delivered pursuant to this Agreement;

                  (iii)  the Excluded Liabilities; or


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

                  (iv) any claim that Seller has not conveyed to Buyer good and marketable title to the Purchased Assets, free and clear of all security interests, liens, encumbrances and restrictions (except for any software licenses related to the Intangible Assets).

         C. Buyer's Indemnification. Buyer shall indemnify and hold harmless Seller and its respective officers, partners, directors, agents, successors and assigns (the "Seller Group"), from and against and in respect of any and all Damages resulting from, in connection with or arising out of:

                  (i) any incorrect representation or warranty made by Buyer herein or in any closing document delivered by Buyer in connection herewith or therewith;

                  (ii) the failure of Buyer to comply with, or the breach of Buyer of, any of the covenants of this Agreement; or

                  (iii) the operation of the AFH Business on and after the Closing Date, including, without limitation, the Post-Closing Liabilities; or

                  (iv) the physical damage caused by Buyer not covered by insurance to the business premises of Seller arising from the services and material handling described in Section 13, above.

         D. Third Party Claims. In the event that any person or entity not a party to this Agreement (including a government authority) shall levy an assessment or commence or file, or threaten to commence or file, any lawsuit or proceeding, which pending or threatened lawsuit or proceeding or assessment may result in any Damages subject to indemnification under this Agreement (collectively, the "Proceedings"), then the indemnified party will give prompt written notice of such Proceeding to the indemnifying party, and the indemnifying party shall have the right to undertake the defense thereof by representatives chosen by it; provided, however, that the failure to give such prompt written notice shall not rescind or revoke the indemnifying party's obligation to indemnify but shall only reduce the amount of the indemnification to the extent that the indemnifying party is damaged by such delay.

                  (i) If the indemnifying party undertakes the defense of any such Proceeding, (A) the indemnifying party will not be liable to the indemnified party for legal or other expenses incurred by the indemnified party in connection with such defense (other than as provided in the following clause (B)), (B) the indemnified party shall, to the best of its ability, assist the indemnifying party, at the expense of the indemnifying party, in the defense of such Proceeding, and shall promptly send to the indemnifying party, at the expense of the indemnifying party, copies of any documents received by the indemnified party which relate to such Proceedings and (C) the indemnified party shall have the right to participate in the defense of such Proceeding, at its own cost and expense;

                  (ii) If the indemnifying party, within a reasonable time after notice of any such Proceeding, fails to elect to defend the indemnified party against which such Proceeding has been asserted, the indemnified party shall (upon further written notice to the indemnifying party) have the right to undertake the defense, compromise, or settlement of such Proceeding on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Proceeding at any time prior to settlement, compromise, or final determination thereof; and

                  (iii) Anything in this Section 14 to the contrary notwithstanding, whether or not the indemnifying party shall have assumed the defense thereof, the indemnified party shall not without the written consent of the Indemnifying party (which consent shall not be unreasonably withheld or delayed), settle or compromise any Proceeding or consent to the entry of any judgment.

         E. Monetary Limitation of Liability.

                  (i) A claim for indemnity for Damages under Sections 14.B. and 14.C. hereof, as the case may be, shall be effective only after the aggregate amount of all Damages suffered by Buyer Group or Seller Group, as the case may be, exceeds Twenty Five Thousand Dollars ($25,000.00) and then only to the extent of such excess;

                  (ii) The aggregate liability for each of Buyer and Seller for claims by the Buyer Group or the Seller Group, or any member thereof, as the case may be, for indemnity for Damages pursuant to Sections 14.B. and 14.C. hereof, as the case may be, is limited to the Purchase Price.

         F. Sole Remedy. Buyer and Seller acknowledge and agree that their sole and exclusive remedies with respect to any and all claims relating to the subject matter of this Agreement (including without limitation claims for breaches or representations, warranties, covenants, and agreements contained in this Agreement) shall be pursuant to the indemnification provisions set forth in this Section, except for claims under the Agreement not to compete in which the parties seek to obtain specific performance or any form of injunctive relief. In furtherance of the foregoing, Buyer and Seller hereby waive, to the fullest extent permitted under the applicable law, any and all rights, claims, and causes of action of either of them against the other or any of their respective affiliates as a matter of equity or under or based upon any federal, state, local, or foreign statute, law, ordinance, rule or regulation, or arising under or based upon common law or otherwise, except to the extent provided in this Section 14.

15. Miscellaneous:

         A. Expenses. The parties hereto shall pay their own expenses, including, without limitation, accounting and attorneys' fees incurred in connection with the negotiation, preparation, and consummation of this Agreement.

         B. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or facsimiled with confirmation of receipt, or two business days following deposit in the United States mail, by certified or registered mail, first-class postage paid, return receipt requested, and addressed to the appropriate party or parties as follows:

         If to the Seller
           or Partners:       Louis LeCalsey, CEO
                              Tufco, LP
                              3161 South Ridge Road
                              Green Bay, WI 54305
                              (920) 336-0054

         With a copy to:      Carl A. de Brito, Esq.
                              Battle Fowler, LLP
                              75 East 55th Street
                              New York, NY 10022
                              (212) 856-7817

         If to the Buyer:     Gregory P. Santaga, President
                              Green Bay Converting, Inc.
                              3480 Country Winds Court
                              Green Bay, WI 54311
                              (920) 983-9095

         With a copy to:      Jeffrey A. Santaga, Esq.
                              BLUMENFELD, ROSE & deJONG, S.C.
                              16620 West Bluemound Road, Suite 500
                              Brookfield, WI  53005
                              (414) 789-0111

         or to such other address or to such other person as any party hereto shall have last designated by notice to the other parties.

         C. Right to Specific Performance. The Seller and Tufco agree that the Purchased Assets as a going concern constitute unique property and that there is no adequate remedy at law for the damage which Buyer might sustain for the failure of any of the Seller and Tufco to consummate this Agreement, and, accordingly, Buyer is entitled to the remedy of specific performance to enforce such consummation.

         D. Public News Announcements. Except as Buyer and Seller shall mutually agree in writing to the contrary, except as required by law, and except for notices to Seller's employees, no announcement shall be made by any party hereto prior to the Closing; provided, that nothing in this
         Section 15.C. shall be deemed to prohibit Seller or any of its affiliates from making any disclosure which it deems necessary or advisable in order to satisfy its respective disclosure obligations imposed by the law.

         E. Entire Agreement. All understandings and agreements and the transactions contemplated hereby concerning this Agreement heretofore had between the parties are merged in this Agreement, the exhibits and the schedules attached hereto, which alone fully and completely express their agreement.

         F. Binding Effect. This Agreement shall be binding upon each of the parties hereto and their respective heirs, legal representatives, successors and assigns. If Buyer shall assign or transfer the Purchased Assets to an affiliate or a third party or otherwise within two (2) years of Closing, then Buyer agrees that it shall also assign and transfer its indemnification obligations set forth under Section 14.C. hereof.

         G. Applicable Law. This Agreement and all questions relating to its interpretation, performance, enforcement and the rights and remedies of the parties hereto shall be construed and determined in accordance with the laws of and in the courts of the State of Wisconsin.

         H. Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the applications of each provision, clause or part under other circumstances, shall not be affected thereby.

         I. Headings. The section headings are for convenience and reference only, and in no way define and limit the scope and content of this Agreement or in any way affect its provisions.

         J. Sales Tax. Except as specifically set forth herein, any sales tax or other taxes levied by the State of Wisconsin or any other governmental unit upon this transaction shall be paid by Buyer, and Buyer shall deliver to Seller on the Closing Date a resale certificate in such form satisfactory to Seller.

         K. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         L. Facsimile Signatures. The parties agree that facsimile signatures of the parties to this Agreement or any of the instruments, documents or certificates referred to herein shall be valid and binding. Each party agrees that upon sending any instrument, document or certificate to any other party by facsimile, the sending party will send the original instrument to the recipient of the facsimile.

         M. No Third party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give to any other person or entity, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         N. Exhibits and Schedules. If a document or matter is disclosed in any Exhibit or Schedule to this Agreement, it shall be deemed to be disclosed for all purposes of this Agreement without the necessity of repetition or specific cross-reference. All capitalized terms used in any Exhibit or Schedule to this Agreement which are not otherwise defined shall have the definitions specified in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

                                    BUYER:

                                    Green Bay Converting, Inc.

                              By:   /s/ GREGORY P. SANTAGA
                                    --------------------------------------------
                                    Gregory P. Santaga, President

                                    SELLER:

                                    Tufco, LP
                                    By: Tufco Tech, Inc., its General Partner

                                    /s/ LOUIS LECALSEY           6/25/99
                                    --------------------------------------------
                                    Louis LeCalsey, Chief Executive Officer

                                    TUFCO:
                                    Tufco Technologies, Inc.

                                    By: /s/ LOUIS LECALSEY
                                        ----------------------------------------
                                    Name: Louis LeCalsey
                                          --------------------------------------
                                    Its: President & CEO
                                         ---------------------------------------


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